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                                                                    EXHIBIT 10.1

                        TECHNOLOGY DEVELOPMENT AGREEMENT

         This Agreement is entered into this 1st day of November, 2001 (the "Effective Date") by and between Reliable Power Systems, Inc., a Colorado corporation ("RPSI") and Flywheel Energy Inc., a California corporation ("Developer").

                                    RECITALS

         WHEREAS, RPSI develops total power packages for industrial, commercial manufacturing, data and telecommunications users that address the growing problems facing power users from an aging infrastructure, poor quality power, deregulation and surging global demand (collectively, the "UPS Industry"); and

         WHEREAS, Developer is an engineering firm specializing in the development of self-contained power units, back-up power units and energy management devices for one or more industries, including, but not limited to, the UPS Industry; and

         WHEREAS, RPSI desires to contract with Developer to develop a continuous power machine for the UPS Industry and Developer desires to accept this engagement subject to the terms and conditions contained herein.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein the parties agree as follows:

         1. Scope of the Project. The purpose of this Agreement is to set forth the terms and conditions under which Developer shall create, design and develop a "continuous power machine" for RPSI (the "Project").

         2. Development of the Continuous Power Machine. The continuous power machine to be developed under this Project shall be based on patentable technology ("CPM"), with the patent rights to such technology to be held in the name of Developer (or its designate), until such time as such rights are assigned to RPSI pursuant to the terms and conditions of this Agreement and as otherwise provided in the Exclusive Patent Rights Transfer Agreement, dated as of August 29, 2001, (the "Patent Rights Transfer Agreement"), which is an exhibit to this Agreement and is incorporated herein by this reference.

         3.   Term of Agreement.

              a. The term of this Agreement (the "Term") shall run concurrently with the development of the CPM, which is the subject matter of the Project and shall begin on the Effective Date and end upon the acceptance by RPSI of the CPM as a product that is generally acceptable for release and sale to the public in the UPS Industry (the "Production Version of the CPM").



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              b.   In the event that the parties agree to extend or expand this
                   Agreement beyond the scope of the Project, such agreement shall be in writing and shall specify the new project(s) that shall be covered hereunder.

              c. Each party has the right to terminate this Agreement prior to the expiration of the Term only if the other party has materially breached any obligations herein and such breach remains uncured for a period of 30 days after notice thereof is sent to the other party; provided, however, that in the case of RPSI's obligations to reimburse Developer for undisputed expenses that are reasonably and demonstrably incurred under Section 10, a material breach shall have been deemed to occur if RPSI fails to make an expense reimbursement within 15 days after submittal by Developer of the Monthly Expense Report. Upon termination of this Agreement in the event of such material breach, each party shall be released from all obligations and liabilities to the other arising after the date of termination. However, any termination of this Agreement shall not relieve RPSI from the obligation to pay Developer the fees, royalties and stock and stock options for services rendered by Developer and accepted by RPSI prior to receipt of the notice of termination. Upon termination of this Agreement, Developer shall promptly return to RPSI all data, materials and other property of RSPI held by it.

         4. Exclusivity During the Term. RPSI shall be the exclusive customer of Developer during the Term and Developer shall devote itself exclusively to the development of the CPM, unless otherwise mutually agreed to in writing.

         5. Acceptance Testing of the CPM. During the Term of this Agreement, the parties will negotiate in good faith and jointly agree upon and set forth in writing the specifications and acceptance criteria for the releases of each of: (i) an "Alpha Version of the CPM", (ii) a "Beta Version of the CPM" and (iii) the Production Version of the CPM (each, a "Deliverable"). Each Deliverable will be subject to acceptance testing to verify that the Deliverable satisfies the acceptance criteria ("Acceptance"). In the event that any Deliverable fails to conform to the acceptance criteria, RPSI will cooperate with Developer in promptly identifying in what respects the Deliverable has failed to conform to the acceptance criteria and Developer will use its best efforts to promptly correct any identified problems so as to facilitate the timely re-submittal and Acceptance of the Deliverables.

         6. Ownership of Intellectual Property. RPSI is aware that the sole shareholder of Developer as of the Effective Date (the "Sole Shareholder") developed the following unique technologies prior to this Agreement (collectively, "Prior Technologies"):

              a. A combination of the Electromagnetic Coupling (Clutch) with the Flywheel ("Electromagnetic Coupling").
              b. A combination of a Hydraulic Coupling (Clutch) with the Flywheel ("Hydraulic Coupling").


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              c.   A method to oil rotary machinery without using dynamic seals.
              d. A method to oil rotating machinery continuously using a combination of pumps and gravity flow.
              e. Using "Gimbals" to align support bearings for rotating a flywheel.
              f. A method to rotate a flywheel at a high speed and the rotating bearing at half that speed.

              Except for the Prior Technologies, all trademarks, trade secrets, copyrights, technology, patents, patent applications, patentable technology and any other intellectual property created by Developer during the Term of this Agreement (collectively, "Intellectual Property"), shall be the sole property of RPSI. By signing this Agreement, together with the Patent Rights Transfer Agreement, Developer hereby transfers to RPSI all rights that Developer may have or acquire in the Intellectual Property developed pursuant to this Agreement, except for the Prior Technologies. It is agreed that the patent for the "Continuous Power Machine" which was submitted to RPSI prior to the Effective Date of this Agreement, is considered to be part of the "Prior Technologies." To the extent that some or all of the Prior Technologies are used in the development of the CPM, Developer grants to RPSI a non-exclusive and perpetual license to use the embedded Prior Technologies solely in connection with the uses contemplated under this Agreement and only so long as such Prior Technologies remain embedded in the CPM(s) that Developer designs for RPSI hereunder. Developer warrants that this Agreement will not conflict with any of Developer's other agreements with any third parties, and based solely upon the documentation that Developer has provided to RPSI, RPSI is informed and believes that Developer's warranty is accurate and true. To the extent that any of the Intellectual Property contains material that is proprietary to a third party, Developer shall obtain a license from the owner permitting the use of such material and granting RPSI the right to sub-license its use.

              Developer agrees to sign any documentation reasonably requested by RPSI to transfer or vest title to the above-referenced Intellectual Property in and to RPSI, except for the Prior Technologies. Developer shall require all employees and consultants assigned to this Project to execute a written agreement transferring all Intellectual Property rights that they may acquire while working on the CPM to RPSI. This provision shall be interpreted as broadly as possible in favor of RPSI.

              Exceptions. Except for the Prior Technologies, it is the express intent of the parties that RPSI shall have the exclusive right to all Intellectual Property created by Developer under this Agreement, including without limitation, any Intellectual Property which is developed or discovered by Developer during the Term of this Agreement, regardless of whether or not the Intellectual Property is related to or incorporated into the CPM; provided that, any ASSIGNMENT OF INTELLECTUAL PROPERTY REQUIRED BY THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF RPSI WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON SOLE SHAREHOLDER'S OWN TIME,
              UNLESS: (a) THE INVENTION RELATES (i) DIRECTLY TO THE BUSINESS OF RPSI


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              OR (II) TO RPSI'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR
              DEVELOPMENT OR (b) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY THE SOLE SHAREHOLDER OR DEVELOPER'S OTHER EMPLOYEES FOR RPSI.

         7. Developer's Right to Use the Intellectual Property. In the event that RPSI does not begin the marketing and sale of the Intellectual Property as a CPM or other marketable product within 18 months after Acceptance of the Production Version of the CPM, then Developer shall have the right to market the Intellectual Property; provided that, RPSI shall be entitled to receive a royalty of 2.5% of the "net sales price" on all CPMs (or other products) sold by Developer at any time. For purposes of this Agreement, "net sales price" shall be the gross purchase price for the product as identified in the purchase order, less any applicable taxes and freight paid by Developer.

         8. Disclosure Re: Prior Technologies. RPSI will not disclose or advertise the Prior Technologies, without a written consent from Sole Shareholder, which shall not be unreasonably withheld if such Prior Technologies are used in the design of the CPM under this Agreement. Notwithstanding the foregoing, Sole Shareholder and Developer are aware of RPSI's agreement with Perfect Power/On-line Power (the "Perfect Power Agreement") regarding the marketing and sale of the "Seamless Power Machines" ("SPMs"), and nothing herein shall be deemed to prevent the marketing, sale and distribution by RPSI of a "Continuous Power Machine" or the SPMs under the terms of the Perfect Power Agreement.

         9. Monthly Design Work Fee. During the Term of this Agreement, RPSI shall pay Developer a monthly fee of $15,000 per month. This fee shall be deposited directly into an account designated by Developer. Direct deposit shall occur on the 15th day of each month, or the Friday immediately before the 15th day of the month if the 15th day of the month occurs on a Saturday or Sunday. In the event that Developer begins this contract on any day other than on the first day of a month, the initial direct deposit shall be a pro rata portion to reflect the number of weekdays that will be worked during the initial month.

         10. Expenses for the Project. RPSI shall open a checking account with a balance of $50,000 to cover expenses associated with the Project (the "Expense Account"). Developer shall be given signature authority over the Expense Account and shall have the right to incur reasonable and necessary expenses associated with the development of the CPM. Within five days of the last business day of each month, Developer shall submit to RPSI a detailed report of all expenses incurred by it ("Monthly Expense Reports"). RPSI's President and Chief Technology Officer, David Mazur ("RPSI's President & CTO"), shall review the Monthly Expense Reports and, to the extent acceptable to RPSI, will deposit within one week of receipt thereof, sufficient funds into the Expense Account to cover the prior month's approved expenses. Notwithstanding RPSI's right to approve expenses, it is understood by the parties that such expenses shall include rent for a facility with approximately 8,000 square feet and 800-amp service, reasonable office support equipment,



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              computers, printers, fax machines and other necessary supplies for this effort. All supplies, office equipment, computers, tools and machinery purchased by Developer with funds supplied by RPSI, shall be the property of RPSI at the completion of the Project.
              The Sole Shareholder, on behalf of Developer, shall personally indemnify RPSI in the event that any funds are misappropriated from the above-referenced checking account.

         11. Car Allowance. During the Term of this Agreement, Developer shall have car allowance equal to $700 per month, which shall be payable by RPSI concurrently with the Monthly Design Work Fee set forth in
              Section 9.

         12.  Royalties to Developer.

              a. Royalties on CPM Products. Upon Acceptance of the Production Version of the CPM, Developer (or its designate) shall be entitled to receive a royalty of 6% of the "net sales price" on all CPMs (or other similar products), which are sold by RPSI to customers in the UPS Industry, using the Intellectual Property that is created pursuant to this Project (collectively, "CPM Products"). Developer shall be entitled to receive such royalties on CPM Products, for as long as such CPM Products are sold by RPSI to any third parties, whether such sales are made directly to the customer, or such sales are subject to a distributor or OEM relationship or otherwise.

              b. Royalties on Other Products Developed by RPSI. Upon Acceptance of the Production Version of the CPM, to the extent that RPSI applies the Intellectual Property to the development of new products other than the CPM that may be marketed and sold outside of the UPS Industry ("New Products"), Developer (or its designate) shall be entitled to receive a royalty of 2.5% of the "net sale price" on all New Products sold by RPSI. Developer shall be entitled to receive such royalties on New Products, for as long as such New Products are sold by RPSI to any third parties, whether such sales are made directly to the customer, or such sales are subject to a distributor or OEM relationship or otherwise.

              c. Royalties on the Seamless Power Machines. In consideration for Developer's agreement to develop the CPM exclusively under this Agreement and to agree that RPSI shall be its exclusive customer during the Term, for a period of 24 months from the Effective Date, Developer shall be entitled to receive a royalty of 1.25% of the "net sales price" on all SPMs sold by RSPI under the Perfect Power Agreement. In the event of an uncured material breach of this Agreement by Developer which results in the termination of this Agreement prior to Acceptance of the Production Version of the CPM, any remaining royalties payments under this Section shall terminate upon the termination date of the Agreement

              d. Definition of Net Sales Price. For purposes of this Agreement "net sales price" shall be the purchase price for the specific product at




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                   issue as identified in the purchase order, less freight and taxes (or tariffs) paid by RPSI associated specifically with the sale of the specific product at issue. For purposes of clarification, the taxes and/or tarriffs to be subtracted from the purchase order to arrive at the "net sales price" shall not include taxes that RPSI pays in order to operate its business (e.g., income taxes and/or employment taxes).

              e. Royalties shall be payable monthly in arrears on or before the 15th day of the month following the month in which revenue is collected by RPSI for the sale of the applicable product.

         13.  Issuance of Stock and Stock Options.

              a. Stock Options. As an additional inducement for Developer to enter into this Agreement, RPSI hereby grants to Developer an option to grant 200,000 shares of the common stock of RPSI at an exercise price of $1.00, which options shall vest upon the occurrence of the following events: (i) 66,667 shares shall vest upon Acceptance of the Alpha Version of the CPM; (ii) 66,667 shares shall vest upon Acceptance of the Beta Version of the CPM; and (iii) 66,666 shares shall vest upon the successful installation of the first Production Version of the CPM. As provided in Section 5 above, the parties will mutually agree upon the specifications and acceptance criteria for each of the Alpha, Beta and Production Versions of the CPMs.

              b. Bonus Options. In accordance with Section 15 below, it is anticipated by the parties that the Alpha Version of the CPM and the Beta Version of the CPM will be completed within 14 months of the time that the Expense Account is funded by Developer. In the event that Acceptance of the Alpha Version of the CPM occurs prior to 14-month proposed schedule, RPSI shall grant to Developer an option to purchase an additional 15,000 shares of RPSI common stock per month for each month of early completion (or a pro rata amount for each partial month of early completion) (the "Bonus Options"). The Bonus Options shall vest immediately upon their date of grant and shall have an exercise price equal to the fair market value of the common stock on the date of the grant.

              c. All stock options issued pursuant to this Agreement shall be exercisable for a period of 10 years. At the request of Developer, RPSI shall issue the options in the name of Developer or its Sole Shareholder.

         14. Proposed CPM Specifications and Estimated Timeline. It is anticipated that the initial CPM will be a 75 KW unit, which may be powered by either a natural gas or diesel engine (the "75 KW Unit") and will take approximately 14 months to complete. Developer will prepare the specifications of the CPM with the input of RPSI's President & CTO and such engineers as RPSI assigns to the Project and the parties will mutually agree upon the acceptance criteria in accordance with Section 5. Developer shall endeavor to incorporate the concepts and ideas



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              proposed by RPSI in the CPM design, so long such ideas shall not infringe upon any other third party patents. Additionally, Developer will incorporate a one megawatt unit into its development plans (the "1 Megawatt Unit"). It is anticipated that the 1 Megawatt Unit will take an additional eight months to complete after the completion of the 75KW Unit. After the execution of this Agreement, the parties will work in good faith to develop a schedule of milestones for the development of the CPMs, which the parties will endeavor in good faith to achieve.

         15. Compliance with Obligations. Each of the parties will comply with its obligations under this Agreement on a timely basis. Neither party will be liable for any delays, costs increases or other consequences resulting from the other party's wrongful acts or omissions, or caused by the negligence or willful misconduct of the other party. Any deadline adversely affected by a party's wrongful acts or omissions, or caused by the negligence or willful misconduct of such party, will be automatically extended by an amount of time reasonably required to compensate for such delay. Except as such delay may be excused in accordance with this Section, and except as otherwise mutually agreed to by the parties, the failure by Developer to complete the Production Version of the CPM within 22 months after the Expense Account has been funded shall be deemed to constitute a material breach of this Agreement by Developer.

         16. Estimated Budget. Developer has estimated that it will cost approximately $975,700 to build the first prototype of the 75 KW Unit and approximately $400,000 - $500,000 additionally to build the 1 Megawatt Unit. Developer shall provide an initial budget to RPSI's President & CTO for his review and approval, and shall provide RPSI with updated budgets at least every three months.

         17. Independent Contractor. Developer acknowledges that it will act as an independent contractor. As an independent contractor, Developer is not entitled to workers' compensation benefits and is obligated to pay federal and state income tax on any moneys earned under this Agreement.

         18. Developer's Staff. Developer shall assign at least two full-time engineers and sufficient support staff to the Project so that it may be completed in a timely fashion. The costs of these individuals have been incorporated into the budget and will be paid by RPSI. Additionally, it is anticipated that Developer will hire two technicians to assist with the Project. The costs of these technicians have been factored into the budget and will be paid by Developer. If additional staff is necessary, Developer will consult with RPSI so that funds can be made available for their compensation.

         19. Employment Agreements. Developer shall enter into a binding employment agreement with its principal owner, Sole Shareholder (the "Sole Shareholder's Employment Agreement"). The Sole Shareholder's Employment Agreement shall require Sole Shareholder to devote his full-time working efforts to the CPM project, and shall prohibit Sole Shareholder from working on any other project until Acceptance of the Production Version of the CPM, or until this Agreement is otherwise




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              terminated. Notwithstanding the foregoing, during the Term, RPSI's
              President & CTO, on behalf of RPSI, may release the Sole Shareholder from this requirement for all or a portion of the Term. In addition, Developer shall enter into consulting or employment agreements with any individuals or entities that are assigned by Developer to the Project. Each of the Sole Shareholder's Employment Agreement, as well as any additional employment and/or consulting agreements that are relevant to this Project shall contain an unconditional assignment of any Intellectual Property developed by the Sole Shareholder and/or such employees and consultants. Nothing in this Section shall be deemed to apply to the Prior Technologies, which shall be governed in their entirety by the terms and conditions of Section 6.

         20. Confidentiality Agreement. The parties agree to enter into a mutually acceptable confidentiality agreement to protect their respective confidential and proprietary information.

         21. Mutual Indemnification. Each party will indemnify, defend and hold harmless the other party, its affiliates and their respective shareholders, partners, members, directors, officers, authorized representatives, employees, agents, successor and permitted assigns from any and all third party claims, losses and threatened losses arising from or in connection with, or based upon a material breach of this Agreement by the party obligated to indemnify the other party.

         22. Governing Law. This Agreement shall be governed by the laws of the state of Colorado.

         23. Non-Waivers. No express or implied waiver by either party of any event of default hereunder will in any way be, or be construed as, a waiver of any future or subsequent event of default.

         24. Survival. Any and all obligations under this Agreement which, by their very nature should reasonably survive the termination or expiration of this Agreement, will so survive.



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         25.  Entire Agreement. This Agreement, together with the Patent Rights
              Transfer Agreement, contains the entire agreement between the parties. The parties agree that in entering into this Agreement, they have not relied upon any representations, warranties, promises and/or conditions made by the other party that are not expressly set forth herein.

                                          RELIABLE POWER SYSTEMS, INC.

                                          By:
                                             -----------------------------------
                                             David Mazur, President & CTO


                                          FLYWHEEL ENERGY INC.

                                          By:
                                             -----------------------------------
                                             Abraham Liran, President
                                             and Sole Shareholder





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